                                                                    Exhibit 10.1

                                [LOGO OF OPENTV]

                OPENTV DELIVERS 51 PERCENT REVENUE GROWTH IN 2001

 .       Application-Related Revenue Increased more than 1,200% in 2001

 .       Pro-Forma Net Loss Declined 62% to $2.5 million from $6.7 million in
        Prior Quarter

 .       Fourth Consecutive Quarter of Core Platform Profitability

 .       Over 4 million Set-Top Box Deployments in the U.S. via EchoStar

 .       50 Network Operators Worldwide, 12 New Network Operators Added in 2001

 .       1.4 billion iTV Games Played through Static's PlayJam

 .       New Strategy of Combining Technology and Content Brings Results through
        Important Deals with AT&T HITS and Jupiter's J-COM Broadband

MOUNTAIN VIEW, Calif. - Jan. 24, 2002 - OpenTV (NASDAQ National Market and Euronext Amsterdam: OPTV), the world's leading interactive television company, today announces its financial results for the year and quarter ended December 31, 2001.

James Ackerman, CEO of OpenTV, said, "This year OpenTV evolved from a pure technology company to an integrated iTV business able to bundle content, applications and middleware for our clients. With more than 20 million set-top boxes deployed worldwide, we have a strong foundation that provides the opportunity to create both new and recurring revenue streams from our existing customer base. We believe that the combination of recurring revenue growth, solid core platform profitability, and a strong cash position provides the Company with a distinct competitive advantage in the iTV market."

4Q 2001 Financial Results
Page 2

Financial Highlights
--------------------

For the year ended December 31, 2001, OpenTV's revenues increased 51% to $95.3 million compared to $63.1 million for the year ended December 31, 2000. Results include the impact of OpenTV's acquisitions of Static and Spyglass, which closed on July 2, 2001 and July 24, 2000, respectively.

The Company's pro-forma/1/ operating expenses for the year ended December 31, 2001 totaled $131.3 million compared to $86.7 million for the year ended December 31, 2000.

OpenTV's pro-forma net loss was $25.3 million, or $0.37 per share, for the year ended December 31, 2001 compared to a pro-forma net loss of $11.4 million, or $0.22 per share, for the year ended December 31, 2000. On a reported basis, the Company's net loss for the year ended December 31, 2001 was $484.3 million, or $7.13 per share, compared to a reported net loss of $240.8 million, or $4.61 per share, for the year ended December 31, 2000.

For the quarter ended December 31, 2001, OpenTV's revenues were $25.1 million compared to $22.3 million for the quarter ended December 31, 2000.

The Company's pro-forma operating expenses for the quarter ended December 31, 2001 totaled $29.8 million compared to $28.1 million for the quarter ended December 31, 2000.

OpenTV's pro-forma net loss was $2.5 million, or $0.04 per share, for the quarter ended December 31, 2001 compared to a pro-forma net loss of $2.4 million, or $0.04 per share, for the quarter ended December 31, 2000. On a reported basis, the Company's net loss for the quarter ended December 31, 2001 was $114.7 million, or $1.62 per share, compared to a reported net loss of $118.8 million, or $1.92 per share, for the quarter ended December 31, 2000.

As of December 31, 2001, OpenTV had cash, cash equivalents and marketable debt securities of $189.5 million compared to $195.1 million as of September 30, 2001 and $225.0 million as of December 31, 2000.


-----------------------------------
/1/ Pro-forma: operating expenses, operating profit/loss, net loss, and net loss per share calculations for all periods exclude: amortization of acquisition-related intangibles, amortization of goodwill, amortization of share-based compensation, non-cash warrant expenses, acquisition-related expenses, losses on the sale or write-down of equity investments, write-offs of notes receivable from privately-held entities, a non-recurring research and development fee incurred during 2000, and income tax expense/benefit.

4Q 2001 Financial Results
Page 3

Core Platform Highlights
------------------------

For the year ended December 31, 2001, OpenTV reported core platform revenues totaling $85.2 million and a pro-forma operating profit of $11.4 million. For the quarter ended December 31, 2001, the Company reported core platform revenues totaling $20.8 million and a pro-forma operating profit of $3.9 million. This was OpenTV's fourth consecutive quarter of core platform operating profitability. Highlights for the quarter include:

         OpenTV announced it has surpassed 4 million set-top box middleware deployments in the U.S. in 2001 on the EchoStar DISH Network, demonstrating OpenTV's leading position in the U.S. interactive television market and providing the Company with the opportunity to capture significant application-related revenues.

         The Company met its goal of announcing 12 new network operator customers in 2001. In the fourth quarter, OpenTV increased its market-leading network operator customer base to 50, adding Jupiter's J-COM Broadband and AlphaTV's Alpha Digital. J-COM Broadband is Japan's largest cable MSO with approximately 10 million homes passed and approximately 1.1 million subscribers. Greece's newest satellite network operator, AlphaTV, announced that it intends to deploy OpenTV's core platform technologies as part of its new Alpha Digital television service.

         OpenTV announced a multi-year agreement with AT&T's Headend In The Sky
         (HITS) to deliver an interactive television solution that can be accessed by 275 HITS-affiliated cable operators. OpenTV will bundle its middleware with interactive content from its subsidiary, Static, including the PlayJam entertainment and games channel.

         OpenTV made further gains in the global high-end set-top box markets. In Asia, Matsushita and OpenTV announced plans to integrate Device Mosaic with Matsushita's technology for BML - the standard mark-up language for Japan's digital broadcast industry - for set-top boxes in Japan. In Europe, Pace announced it will port OpenTV's integrated EN2/Device Mosaic solution to its high-end Di4000 set-top box for the European cable market.

4Q 2001 Financial Results
Page 4

Applications Platform Highlights
--------------------------------
For the year ended December 31, 2001, OpenTV reported a 1,233% increase in applications platform revenues to $10.1 million and a pro-forma operating loss of $47.4 million. For the quarter ended December 31, 2001, the Company reported applications platform revenues totaling $4.3 million and a pro-forma operating loss of $8.6 million. The pro-forma operating loss in both the fourth quarter and the year reflects OpenTV's continuing significant investment in growing its applications business. OpenTV generated over ten percent of its 2001 revenue through its applications-related business activities, exceeding the Company's goal of between five and ten percent for the year. Highlights for the quarter include:

         Static's PlayJam, which is distributed by BSkyB, ntl and Telewest in the U.K., TPS and Canal Satellite in France, and Cablevision in the U.S., has seen 1.4 billion games played in its first year, generating income from advertising, pay-to-play and sponsorships.

         EchoStar announced plans to launch "dish home" - an OpenTV middleware-enabled interactive television portal that includes applications developed by OpenTV and by third-party OpenTV application developers.

         Static launched its second interactive entertainment channel, YO-YO", on BSkyB in the U.K. Aimed at the 18-34 year-old demographic, YO-YO" is the world's first real-time voice-to-television virtual flirting service. Designed to generate income via subscriptions and pay-to-play, YO-YO" combines iTV and mobile telephony to enable individuals to interact with each other through their televisions.

Restructuring Initiatives
-------------------------
OpenTV announces today that it intends to undertake various restructuring initiatives during 2002 designed to enhance the Company's future operating performance. As a result of the restructuring, OpenTV anticipates charges of approximately $9.1 million during the first quarter of 2002 attributable primarily to the consolidation of operating facilities and the elimination of 57 full-time positions.

The Company's fourth quarter 2001 financial results conference call will be Webcast live on the Investor Relations section of http://www.opentv.com at 2:00PM PST on Thursday, January 24, 2002, and will be available there through 3:00PM PST on Friday, February 1, 2002.

4Q 2001 Financial Results
Page 5

About OpenTV
------------

OpenTV is the world's leading interactive television company. It provides a broad range of interactive TV solutions including operating middleware, content applications, content creation tools, professional support services, and strategic consulting. OpenTV's software can operate on all digital platforms, from thin to thick set-top boxes, including PVR systems, and supports a number of standards including HTML, DOCSIS, MHP, and Java.

OpenTV's middleware is deployed in more than 20 million digital set-top boxes worldwide and has been selected by 50 digital cable, satellite and terrestrial communications networks in more than 50 countries. 36 digital set-top box manufacturers have licensed OpenTV's software, and more than 1,300 content developers have joined its Partner Program. Customers include BSkyB in the United Kingdom (NYSE: BSY); TPS and Noos in France (Paris: LYOE.PA); NTL Cable in Switzerland and France (NYSE: NLI; NASDAQ Europe: NTLI); Via Digital in Spain (NYSE: TEF); DIRECTV(TM) Latin America LLC (NYSE: GMH); Shanghai Cable in China; Austar in Australia; and EchoStar's DISH Network (NASDAQ: DISH) and USA Media in the U.S.

The Company's wholly owned subsidiary, Static2358, is the industry's leading interactive applications provider. It owns and operates the world's most successful iTV entertainment and games channel, PlayJam. OpenTV is based in Mountain View, California. For more information please visit www.opentv.com.

                                      # # #

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contemplated herein, including statements regarding OpenTV's position in the marketplace, the revenue opportunities available to OpenTV, the intentions of OpenTV's network operator and other customers to deploy OpenTV-enabled products and services, and OpenTV's planned restructuring initiatives. Actual results can differ materially. Risks and uncertainties that could cause actual results to differ from such forward-looking statements, or to which OpenTV's business is otherwise subject, include, but are not limited to, whether current demand for interactive television will continue, the rate at which the interactive television market will expand or contract, the risk that OpenTV will fail to successfully manage its changing relationships with customers, suppliers and other business partners, whether global economic conditions will affect the business and operational decisions of OpenTV's customers, suppliers and other business partners in a manner adverse to OpenTV, the level of applications deployed by network operator customers such as EchoStar and other factors that could affect the growth of OpenTV's recurring revenues, whether and to what extent OpenTV's core platform will remain profitable, whether and to what extent OpenTV's will be able to maintain its cash reserves, whether OpenTV will be able to successfully manage its anticipated expenses, whether unanticipated expenses will arise that OpenTV may incur in future periods, the inability to sufficiently reduce expenses through the restructuring to enhance future operating performance, the timely identification and development of new products, applications and services, customer acceptance of those products, applications and services and the pricing thereof, the impact of competitive products, applications and services and the pricing of those products, applications and services, the impact of technological constraints and changes in technology, the impact of governmental regulation, and other risk factors detailed in the documents filed from time to time by OpenTV Corp. with the Securities and Exchange Commission, including those risk factors detailed in
Item 3.D of OpenTV Corp.'s Annual Report on Form 20-F filed with the Securities and Exchange Commission on April 18, 2001. OpenTV undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events, or otherwise.

4Q 2001 Financial Results
Page 6

(C)2002 OpenTV Corp. All rights reserved. OpenTV and the OpenTV logo are trademarks or registered trademarks of OpenTV, Inc. in the United States and other countries. Static2358, Static and PlayJam are trademarks of Static2358. All other trademarks are the property of their respective owners.

All OpenTV products and services may not be available in all geographic areas.

Contacts:        Gary J. Fuges, CFA                      Helen Chung
                 Director, Investor Relations            Vice President
                 OpenTV                                  JLM Partners for OpenTV
                 650-429-5531                            206-381-3600
                 gfuges@opentv.com                       helen@jlmpartners.com

4Q 2001 Financial Results
Page 7

                                  OPENTV CORP.
            Unaudited Pro-Forma Consolidated Statements of Operations
               (in thousands, except share and per share amounts)

     Note: The pro-forma supplemental financial information included herein is presented for informational purposes only and should not be considered as a substitute for OpenTV's financial information presented in accordance with generally accepted accounting principles.

                                                            Three Months Ended           Year Ended
                                                              December 31,               December 31,
                                                         ----------------------   ------------------------
                                                             2000        2001        2000          2001
                                                         ----------   ---------   ----------    ----------
Revenues:
---------
Royalties                                                $    8,155   $  12,497   $   29,898    $   42,175
Services and other                                            8,450      10,389       19,805        39,832
License fees                                                  5,646       2,196       13,444        13,295
                                                         ----------   ---------   ----------    ----------
        Total revenues                                       22,251      25,082       63,147        95,302
                                                         ----------   ---------   ----------    ----------
Operating expenses:
-------------------
Cost of services                                              6,307       8,216       15,454        29,989
Research and development                                      9,147       9,040       30,776        40,251
Sales and marketing                                           8,069       8,546       26,368        36,006
Marketing - BSkyB hard drive set-top box                        -           -            -           8,375
General and administrative                                    4,616       4,031       14,065        16,636
                                                         ----------   ---------   ----------    ----------
        Total operating expenses                             28,139      29,833       86,663       131,257
                                                         ----------   ---------   ----------    ----------

   Loss from operations                                      (5,888)     (4,751)     (23,516)      (35,955)

Other income, net                                             3,407       2,105       12,121        10,485
Minority interest                                                34         131           34           202
                                                         ----------  ----------   ----------    ----------
   Net loss                                              $   (2,447)  $  (2,515)  $  (11,361)   $  (25,268)
                                                         ==========   =========   ==========    ==========

Shares used in computing net loss per share,
     basic and diluted                                   62,039,912  70,574,235   52,190,338    67,937,686
                                                         ==========   =========   ==========    ==========

   Net loss per share, basic and diluted                 $    (0.04)  $   (0.04)  $    (0.22)   $    (0.37)
                                                         ==========   =========   ==========    ==========

Notes:
------
1. OpenTV's pro-forma net loss, excluding the one-time BSkyB-related $8,375 marketing expense, was $16,893, or $0.25 per share, for the year ended December 31, 2001.

2. The above unaudited pro-forma consolidated statements of operations exclude the effects of the following:

-- In-process research and development expense related to the Spyglass acquisition totaling $1,000 for the year ended December 31, 2000.

-- In-process research and development expense related to the Static acquisition totaling $2,120 for the year ended December 31, 2001.

-- Non-recurring research and development fee of $2,600, of which $2,286 was amortized for the year ended December 31, 2000.

-- Acquisition-related sales and marketing and general and administrative expenses associated with the Spyglass acquisition, totaling $13 and $95, respectively, for the year ended December 31, 2000.

-- Amortization of goodwill over 5 years of $97,000 and $97,691 for the quarters ended December 31, 2000 and 2001, respectively, and $169,284 and $390,765 for the years ended December 31, 2000 and 2001, respectively.

-- Amortization of acquisition-related intangibles over 1.5 to 5 years of $3,542 and $6,483 for the quarters ended December 31, 2000 and 2001, respectively, and $6,226 and $23,488 for the years ended December 31, 2000 and 2001, respectively.

-- Amortization of share-based compensation, generally over 4 years, of $2,546 and $162 for the quarters ended December 31, 2000 and 2001, respectively, and $14,426 and $9,589 for the years ended December 31, 2000 and 2001, respectively.

-- General Instrument non-cash performance warrant expense related to the warrant's variable accounting treatment totaling $24,908 for the year ended December 31, 2000.

-- Investment losses of $11,687 and $7,625 for the quarters ended December 31, 2000 and 2001, respectively, and $11,687 and $38,929 for the years ended December 31, 2000 and 2001, respectively.

-- Income tax (expense) benefit of ($1,617) and ($180) for the quarters ended December 31, 2000 and 2001, respectively, and $509 and $5,854 for the years ended December 31, 2000 and 2001, respectively.

4Q 2001 Financial Results
Page 8


                                  OPENTV CORP.
                      Consolidated Statements of Operations
               (in thousands, except share and per share amounts)

                                                    Three Months Ended December 31,     Year Ended December 31,
                                                    -------------------------------     -----------------------
                                                        2000             2001              2000          2001
                                                    ------------    ---------------     ----------   ----------
                                                              (unaudited)                      (audited)
Revenues:
--------
Royalties                                             $    8,155    $   12,497          $   29,898   $   42,175
Services and other                                         8,450        10,389              19,805       39,832
License fees                                               5,646         2,196              13,444       13,295
                                                      ----------    ----------          ----------   ----------
        Total revenues                                    22,251        25,082              63,147       95,302
                                                      ----------    ----------          ----------   ----------
Operating expenses:
-------------------
Cost of services                                           6,307         8,216              15,454       29,989
Research and development                                   9,147         9,040              34,062       42,371
Sales and marketing                                        8,069         8,546              26,381       36,006
Marketing - BSkyB hard drive set-top tox                       -             -                   -        8,375
General and administrative                                 4,616         4,031              14,160       16,636
Amortization of goodwill                                  97,000        97,691             169,284      390,765
Amortization of intangibles                                3,542         6,483               6,226       23,488
Amortization of share-based compensation                   2,546           162              14,426        9,589
Non-cash warrant expense                                       -             -              24,908            -
                                                      ----------    ----------          ----------   ----------
        Total operating expenses                         131,227       134,169             304,901      557,219
                                                      ----------    ----------          ----------   ----------
   Loss from operations                                 (108,976)     (109,087)           (241,754)    (461,917)

Other income, net                                          3,407         2,105              12,121       10,485
Investment losses                                        (11,687)       (7,625)            (11,687)     (38,929)
Minority interest                                             34           131                  34          202
                                                      ----------    ----------          ----------   ----------

Loss before income taxes                                (117,222)     (114,476)           (241,286)    (490,159)

Income tax (expense) benefit                              (1,617)         (180)                509        5,854
                                                      ----------    ----------          ----------   ----------
   Net loss                                           $ (118,839)   $ (114,656)         $ (240,777)  $ (484,305)
                                                      ==========    ==========          ==========   ==========
Shares used in computing net loss per share
     basic and diluted                                62,039,912    70,574,235          52,190,338   67,937,686
                                                      ==========    ==========          ==========   ==========
   Net loss per share, basic and diluted              $    (1.92)   $    (1.62)         $    (4.61)  $    (7.13)
                                                      ==========    ==========          ==========   ==========

4Q 2001 Financial Results
Page 9

                                  OPENTV CORP.
                     Consolidated Condensed Balance Sheets
                                 (in thousands)

                                                              December 31,     December 31,
                                                                  2000             2001
                                                              -----------      -----------
Assets
Cash, cash equivalents and marketable debt
  securities                                                  $   224,982      $   189,542
Marketable equity securities                                       22,275              -
Accounts receivable, net                                           13,762           22,681
Related parties receivable                                          1,570            4,290
Prepaid expenses and other current assets                           7,591            7,248
Property and equipment, net                                        15,671           24,981
Private equity investments and notes receivable                    25,010           15,208
Goodwill and other intangibles, net                             1,861,126        1,499,199
Other assets                                                        9,443            4,465
                                                              -----------      -----------
     Total assets                                             $ 2,181,430      $ 1,767,614
                                                              ===========      ===========
Liabilities and shareholders' equity
Accounts payable and accrued liabilities                      $    21,281      $    25,095
Related parties payable                                               381              157
Deferred revenue                                                    9,902           10,825
Deferred income taxes                                               5,710              -
                                                              -----------      -----------
     Total liabilities                                             37,274           36,077

Minority interest                                                   1,966            1,764

Total shareholders' equity                                      2,142,190        1,729,773
                                                              -----------      -----------
        Total liabilities and shareholders' equity            $ 2,181,430      $ 1,767,614
                                                              ===========      ===========

4Q 2001 Financial Results
Page 10

                                  OPENTV CORP.
            Unaudited Consolidated Condensed Statements of Cash Flow
                                 (in thousands)

                                                                   Three Months Ended         Year Ended
                                                                      December 31,            December 31,
                                                                  ---------------------   ---------------------
                                                                     2000       2001        2000        2001
                                                                  ---------   ---------   ---------   ---------

Cash flows from operating activities:
Net loss                                                          $(118,839)  $(114,656)  $(240,777)  $(484,305)
Adjustments to reconcile net loss to net cash used in
 operating activities:
   Depreciation and amortization of property and equipment            1,571       2,229       3,531       7,189
   Amortization of intangibles and goodwill                         100,542     104,174     175,510     414,253
   Amortization of share-based compensation                           2,546         162      14,426       9,589
   Provision for doubtful accounts                                      406         314         738       1,289
   Investment losses                                                 11,687       7,625      11,687      38,929
   In-process research and development                                    -           -       1,000       2,120
   Non-cash warrant expense                                               -           -      24,908           -
   Deferred taxes                                                     1,617           -        (509)          -
   Minority interest                                                    (34)       (131)        (34)       (202)
   Changes in operating assets and liabilities                        5,803      (8,543)      2,083     (26,156)
                                                                  ---------   ---------   ---------   ---------
     Net cash provided from (used in) operating activities            5,299      (8,826)     (7,437)    (37,294)

Cash flows from investing activities:
Purchase of property and equipment                                   (2,581)     (3,412)    (10,655)    (14,243)
Proceeds from sale of subsidiary                                          -           -           -       4,625
Cash from acquired subsidiary                                             -           -      74,712           -
Cash for acquisition                                                      -        (640)          -     (14,187)
Proceeds from sale of marketable equity securities                    5,813           -       5,813      16,486
Purchase of long-term debt investments                                    -           -           -           -
Increase in private equity investments and notes receivable          (5,010)       (198)    (35,010)     (2,823)
Decrease (increase) in other assets                                    (319)         92      (2,677)       (501)
                                                                  ---------   ---------   ---------   ---------
     Net cash provided from (used in) investing activities           (2,097)     (4,158)     32,183     (10,643)

Cash flows from financing activities:
Proceeds from issuance of Ordinary Shares                             7,398       7,588      12,098      12,834
Other                                                                 2,000           -       2,000           -
                                                                  ---------   ---------   ---------   ---------
     Net cash provided from financing activities                      9,398       7,588      14,098      12,834
Effect of exchange rates on cash                                         13        (205)       (397)       (337)
                                                                  ---------   ---------   ---------   ---------
Net increase (decrease) in cash, cash equivalents and
  marketable debt securities                                         12,613      (5,601)     38,447     (35,440)
Cash, cash equivalents and marketable debt securities at
   beginning of period                                              212,369     195,143     186,535     224,982
                                                                  ---------   ---------   ---------   ---------
Cash, cash equivalents and marketable debt securities at
   end of period                                                  $ 224,982   $ 189,542   $ 224,982   $ 189,542
                                                                  =========   =========   =========   =========

4Q 2001 Financial Results
Page 11


                                  OPENTV CORP.
                     Unaudited Pro-Forma Platform Reporting
                                 (in thousands)


     Note: The pro-forma supplemental financial information included herein is presented for informational purposes only and should not be considered as a substitute for OpenTV's financial information presented in accordance with generally accepted accounting principles.


                                                                    Applications
Three Months Ended December 31, 2001              Core Platform       Platform        Total Company
------------------------------------              -------------     ------------      -------------

   Revenues:
   ---------
   Royalties                                            $12,497         $    -             $ 12,497
   Services and other                                     7,230            3,159             10,389
   License fees                                           1,044            1,152              2,196
                                                        -------         --------           --------
     Total revenues                                      20,771            4,311             25,082

   Operating expenses                                    16,900           12,933             29,833
                                                        -------         --------            -------
     Operating profit (loss)                            $ 3,871         $ (8,622)          $ (4,751)
                                                        =======         ========           ========

                                                                    Applications
Year Ended December 31, 2001                      Core Platform       Platform        Total Company
----------------------------                      -------------     ------------      -------------

   Revenues:
   ---------
   Royalties                                            $42,175         $    -             $ 42,175
   Services and other                                    32,994            6,838             39,832
   License fees                                          10,031            3,264             13,295
                                                        -------         --------           --------
     Total revenues                                      85,200           10,102             95,302

   Operating expenses:
   -------------------
   Marketing - BSkyB hard drive set-top box                 -              8,375              8,375
   Other operating expenses                              73,793           49,089            122,882
                                                        -------          -------           --------
     Operating profit (loss)                            $11,407         $(47,362)          $(35,955)
                                                        =======         ========           ========


Notes:
------

1. The operating loss for the year ended December 31, 2001, excluding the one-time BSkyB-related $8,375 marketing expense, was $38,987 for the Applications Platform and $27,580 for the total Company.